EX 99.28(h)(9)(iii)

Amendment to
Management Fee Waiver Agreement
Between JNL Series Trust and
Jackson National Asset Management, LLC

This Amendment, is made by and between JNL Series Trust (the “Trust”) on behalf of the funds listed on Schedule A (each a “Fund” and collectively, the “Funds”) and Jackson National Asset Management, LLC (the “Adviser”).

Whereas, the Trust and the Adviser entered into a Management Fee Waiver Agreement dated May 1, 2010 (“Agreement”), whereby the Adviser agreed to waive, for each Fund listed on Schedule A, a portion of its advisory fee for the period the Fund invests all its assets in its corresponding master fund in the amounts listed on Schedule A, as it may be amended and approved by the Board of Trustees from time to time, but no more frequently than annually.

Whereas, the parties amended Schedule A of the Agreement to revise the fee waivers for the following funds, effective June 3, 2013, pursuant to the terms set forth in Schedule A:

1.	JNL/American Funds Balanced Allocation Fund;

2.	JNL/American Funds Blue Chip Income and Growth Fund;

3.	JNL/American Funds Growth Allocation Fund; and

4.	JNL/American Funds International Fund.

Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Trust and the Adviser agree as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated June 3, 2013, attached hereto.

2.	This Amendment may be executed in two or more counterparts, which together shall constitute one document.

In Witness Whereof, the parties have caused this Amendment to be executed as of this 14th day of June, 2013.

JNL Series Trust		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule A
Dated June 3, 2013

Fund	Fee Waiver
JNL/American Funds Balanced Allocation Fund *	0.05%
JNL/American Funds Blue Chip Income and Growth Fund *	0.48%
JNL/American Funds Global Bond Fund	0.55%
JNL/American Funds Global Small Capitalization Fund	0.60%
JNL/American Funds Growth Allocation Fund *	0.05%
JNL/American Funds Growth-Income Fund	0.40%
JNL/American Funds International Fund *	0.60%
JNL/American Funds New World Fund	0.80%

*These waivers shall have an initial term expiring one year from the date of this Agreement for each Fund (the “Initial Term”).  The Adviser may extend this Agreement for each Fund before the expiration of the Initial Term, which extension shall automatically be effective for a term ending on the last business day of the 12th month of that Initial Term.

After the expiration of the first term of any of the waivers set forth herein, this Agreement shall automatically renew upon the end of the then current term for a new one-year term with respect to each Fund unless the Adviser provides written notice of the termination of this Agreement to the Board of Trustees within 30 days prior to the end of the then current term for that Fund.

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